Exhibit 99.1
For Immediate Release

Thursday, April 13, 2006
For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products Inc.
(412) 782-6000 x201
Press Release
Portec Rail Products, Inc. Announces Acquisition of Coronet Rail Limited
PITTSBURGH, PA, Thursday, April 13, 2006 — Portec Rail Products, Inc. (NASDAQ National Market “PRPX”) and Coronet Rail Limited, a United Kingdom-based manufacturer of railway track component products, announced today that they have entered into a definitive share purchase agreement whereby Portec Rail purchased 100% of the outstanding shares of Coronet Rail Limited. The all cash acquisition price is £3.0 million pounds sterling (United Kingdom currency) or approximately $5.2 million U.S. and is subject to a working capital adjustment and a two-year earn out provision. Of the £3.0 million pounds sterling, £2.4 million was paid at closing and the remaining £600,000 will be paid quarterly over the next twenty-four months. Coronet Rail’s unaudited net sales for the year ended March 31, 2006 were £4.4 million pounds sterling (approximately $7.8 million U.S.), and compares to Portec Rail’s consolidated United Kingdom railway sales of £4.3 million pounds sterling (approximately $7.7 million U.S.) for the year ended December 31, 2005.
John S. Cooper, President and Chief Executive Officer of Portec Rail Products, Inc. said, “This strategic acquisition significantly expands Portec Rail’s capabilities and strengthens its position as a leading global entity, providing essential products and services to the railway industry. Coronet Rail is a major supplier of insulated rail joints and track fasteners to the United Kingdom railways as well as to international customers. Portec Rail is a major supplier of insulated rail joints and track fasteners to the North American railways. We believe that the acquisition of Coronet Rail will enable us to integrate the technology and to improve and strengthen the product lines of both organizations. In addition, the combination of our Portec Rail United Kingdom and Kelsan United Kingdom railway friction management operations along with the Coronet Rail track component business will increase our capabilities, and our overall presence in the United Kingdom and the European railway market place.” Peter Jones and Gary Elliott, former shareholders, managers and directors of Coronet Rail are joining the Portec Rail team as executives of Coronet Rail, a Portec Rail Products (UK) Ltd. subsidiary.
Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales, Leicester, England and Stone, England. Portec Rail Products, Inc.’s web site address is www.portecrail.com.
The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company’s future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended September 30, 2005 under the heading “Cautionary Statement Relevant to Forward-looking Statements.” The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.